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                                                                 Exhibit (d)(2)

                         COST REIMBURSEMENT AGREEMENT

This Agreement ("Agreement") is made and entered into effective as of the 4th day of October 2007 by and between Massachusetts Financial Services Company ("MFS"), a Delaware corporation, having its principal place of business at 500 Boylston Street, Boston, MA 02116, and Bulldog Investors General Partnership, a New York general partnership, having a place of business at Park 80 West, Plaza Two, Suite 750, Saddle Brook, NJ 07663, and its officers, directors, partners, employees, and "affiliated persons" (as that term is defined in the Investment Company Act of 1940) (collectively "Bulldog").

         WHEREAS, MFS is a registered investment adviser that acts as adviser to MFS Government Markets Income Trust ("MGF," or the "Trust");

         WHEREAS, on March 7, 2007, Bulldog submitted a precatory shareholder proposal for inclusion in the proxy statement of the Trust relating to the Trust's 2007 annual meeting of shareholders, requesting that the Trust's Board of Trustees "promptly take the steps necessary to open end the Trust or otherwise enable shareholders to realize net asset value ('NAV') for their shares," as subsequently revised on May 12, 2007 (the "Bulldog Proposal");

         WHEREAS, the Bulldog Proposal was included in the Trust's definitive proxy statement filed with the SEC on September 14, 2007 ("Proxy Statement"), as amended from time to time;

         WHEREAS, the Proxy Statement also included as Item 1 a proposal to elect Robert J. Manning, Lawrence H. Cohn, M.D., Lawrence T. Perera, and Laurie
J. Thomsen (the "Incumbent Trustees") as Trustees of the Trust and as Item 2 a "proposal to amend the Trust's fundamental investment policy concerning borrowing" to permit the Trust to use leverage (the "Leverage Proposal");

         WHEREAS, on September 12, 2007, Bulldog filed a preliminary proxy statement with the SEC ("Bulldog Proxy Statement") and included as Proposal 1 a proposal to elect each of Andrew Dakos, Phillip Goldstein, Gerald Hellerman, and Rajeev Das (the "Bulldog Nominees") as a Trustee of the Trust;

         WHEREAS, on September 12 and 28, 2007, Bulldog made SEC filings relating to a tender offer for 5,000,000 common shares of the Trust at 96.25% of NAV on November 9, 2007, subject to certain conditions including the absence of a competing tender offer (the "Bulldog Offer");

         WHEREAS, on October 3, 2007, the parties hereto entered into an agreement whereby MFS agreed to recommend that the Trustees of the Trust approve a tender offer by the Trust for 37.5% of the Trust's outstanding common stock at a price equal to 99% of NAV to expire on November 14,2007, and Bulldog agreed to certain obligations upon the announcement by the Trust of its intention to commence such tender offer (the "MGF Tender and Standstill Agreement");

         WHEREAS, Bulldog has incurred certain costs in connection with the Bulldog Proposal, Bulldog Offer, and Bulldog Proxy Statement, and the parties wish to reach an understanding concerning those costs;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the parties agree as follows:

         MFS REIMBURSEMENT OBLIGATION. Upon Bulldog's performance of its obligations under Paragraph 2(a) through 2(c) of the MGF Tender and Standstill Agreement, MFS shall reimburse Bulldog for 50% of its actual expenses incurred and paid in connection with the Bulldog Proposal, Bulldog Offer, and Bulldog Proxy Statement, up to a maximum of $60,000, upon presentation of supporting invoices or other documentation evidencing such expenses.

BULLDOG INVESTORS                             MASSACHUSETTS FINANCIAL
                                                 SERVICES COMPANY

By:    /s/ Phillip Goldstein                  By:    /s/ Mark Polebaum
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Name:  Phillip Goldstein                      Name:  Mark Polebaum
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Title: Principal                              Title: General Counsel
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